EXHIBIT 99.2
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GETTING NETWORKS ON AIR


CONTACT:        Investor Relations Department
                919-466-5492
                investorrelations@spectrasite.com
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            SPECTRASITE COMPLETES AMENDMENT TO SENIOR CREDIT FACILITY


CARY, NC, MAY 21, 2003 - SpectraSite, Inc. (Ticker Symbol: SPCS), one of the largest wireless tower operators in the United States, today announced that it has completed an amendment to its senior credit facility.

The senior credit facility amendment reduced the Company's $300 million revolving credit facility to $200 million, loosened the Company's total leverage covenant in certain periods beginning January 1, 2004, and provided for certain documentation changes. The effective date of the amendment was May 14, 2003. After giving effect to the amendment, the full amount of the $200 million revolving commitment under the $900 million senior credit facility is available.


ABOUT SPECTRASITE, INC.

SpectraSite, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the largest wireless tower operators in the United States. At March 31, 2003, SpectraSite owned or operated over 18,000 sites, including 7,488 towers primarily in the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers and broadcasters, including AT&T Wireless, ABC Television, Cingular, Nextel, Paxson Communications, Sprint PCS, Verizon Wireless and T-Mobile.


SAFE HARBOR

This press release and oral statements made from time to time by representatives of the Company may contain "forward-looking statements" concerning SpectraSite's future expectations, financial and operating projections, plans, strategies and the trading markets for its securities. These forward-looking statements are subject to a number of risks and uncertainties. The Company wishes to caution readers that certain factors may impact the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to (i) the interest of market makers and others in maintaining an active market for SpectraSite's securities, (ii) SpectraSite's substantial capital requirements and leverage, even after giving effect to its capital restructuring and the note offering, (iii) market conditions, (iv) the Company's dependence on demand for wireless communications and related infrastructure, (v) competition in the communications tower industry, including the impact of technological developments and (vi) future regulatory actions and conditions in its operating areas. These and other important factors are described in more detail in Item 1a "Risk Factors" of the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and in the Company's other SEC filings and public announcements. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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